The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


          Subject to Completion, Pricing Supplement dated July 12, 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 74 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated            , 2004
                                                                  Rule 424(b)(3)
                                   $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                             ----------------------
                  Equity-Linked Securities due October 31, 2007
                   Based on the Value of the S&P 500(R) Index

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $1,000 principal amount of securities that you hold an amount in cash that will vary depending upon the value of the S&P 500(R) Index over the term of the securities and at maturity.

o    The principal amount and issue price of each security is $1,000.

o    We will not pay interest on the securities.

o At maturity you will receive for each $1,000 principal amount of securities that you hold an amount of cash equal to:

     o if the final index value is greater than the initial index value, $1,000 plus a supplemental redemption amount equal to the product of
          (a) $1,000 times (b) the percent increase in the value of the S&P 500 Index;

     o if the final index value is less than or equal to the initial index value and the S&P 500 Index has not decreased to or below the trigger level at any time on any date during the term of the securities, $1,000; or

     o if the final index value of the S&P 500 Index is less than or equal to the initial index value and the S&P 500 Index has decreased to or below the trigger level at any time on any date during the term of the securities, $1,000 times the index performance factor, which will be less than or equal to 1.0.

o    The initial index value will equal          , the closing value of the S&P
     500 Index on the day we price the securities for initial sale to the public.

o The final index value will equal the closing value of the S&P 500 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date.

o    The trigger level is        , or 70% of the initial index value.

o The index performance factor will equal the final index value divided by the initial index value.

o Investing in the securities is not equivalent to investing in the S&P 500 Index or its component stocks.

o    The securities will not be listed on any securities exchange.

     You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Securities."

     The securities are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                             ----------------------
                                   PRICE 100%
                             ----------------------

                               Price to          Agent's(1)        Proceeds to
                                Public          Commissions          Company
                           ---------------   ----------------   ----------------
Per security..........            $                  $                  $
Total.................            $                  $                  $

(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.



                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution." No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the securities has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities is linked to the performance of the S&P 500 Index.

     "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each security costs $1,000    We, Morgan Stanley, are offering you Equity-Linked
                              Securities due October 31, 2007 Based on the Value of the S&P 500(R) Index, which we refer to as the securities. The principal amount and issue price of each security is $1,000.

                              The original issue price of the securities includes the agent's commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Securities--Use of Proceeds and Hedging."

No guaranteed return          Unlike ordinary debt securities, the securities do
of principal; no interest     not pay interest and do not guarantee any return
                              of principal at maturity. If the final index value is less than or equal to the initial index value, and the index value has decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date, we will pay to you an amount in cash per security that is less than the $1,000 issue price of each security by an amount proportionate to the decrease in the value of the S&P 500 Index.

                              The initial index value is        , the closing
                              value of the S&P 500 Index on the day we price the securities for initial sale to the public. The final index value is the closing value of the S&P 500 Index on the index valuation date. If a market disruption event occurs on the scheduled index valuation date or the scheduled index valuation date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day following the index valuation date as postponed.

Payment at maturity depends   At maturity, you will receive for each $1,000
on the value of the S&P 500   principal amount of securities that you hold an
Index                         amount in cash based upon the value of the S&P 500
                              Index, determined as follows:

                              o if the final index value is greater than the initial index value, $1,000 plus the supplemental redemption amount; where,

                                   supplemental
                                    redemption
                                     amount   =  $1,000 x index percent increase

                                  and,

                                                              final index value - initial index  value
                                   index percent increase  =  ----------------------------------------
                                                                          initial index value

                                  In no event will the supplemental redemption amount be less than zero.

                              o if the final index value is less than or equal to the initial index value and the S&P 500
                                  Index has not decreased to or below the
                                  trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, $1,000; or

                              o if the final index value is less than or equal to the initial index value and the S&P 500
                                  Index has decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, $1,000 times the index performance factor, where,

                                     index performance factor  =   final index value
                                                                  -------------------
                                                                  initial index value

                                  Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $1,000 principal amount per security.

                              Beginning on PS-6, we have provided examples titled "Hypothetical Payments on the Securities at Maturity," which explain in more detail the possible payouts on the securities at maturity assuming a hypothetical initial index value and a variety of hypothetical final index values. The table does not show every situation that can occur.

                              You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of Securities--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

                              Investing in the securities is not equivalent to investing in the S&P 500 Index or its component stocks.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
Calculation Agent             Co. Incorporated or its successors, which we refer
                              to as MS & Co., to act as calculation agent for JPMorgan Chase Bank (formerly known as The Chase
                              Manhattan Bank), the trustee for our senior notes.
                              As calculation agent, MS & Co. will determine the initial index value, the final index value, the percent increase in the S&P 500 Index, whether the index value has decreased to or below the trigger level at any time on any date during the term of the securities, the payment to you at maturity and will determine whether a market disruption event has occurred.

Where you can find more       The securities are senior securities issued as
information on the            part of our Series C medium-term note program. You
securities                    can find a general description of our Series C
                              medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of security in the sections of the prospectus supplement called "Description of Notes--Fixed
                              Rate Notes" and "--Notes Linked to Commodity
                              Prices, Single Securities, Baskets of Securities or Indices."

                              For a detailed description of the terms of the securities, you should read the section of this pricing supplement called "Description of Securities." You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called "Description of Securities--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

               HYPOTHETICAL PAYMENTS ON THE SECURITIES AT MATURITY

The following examples illustrate the payment at maturity on the securities for a range of hypothetical Final Index Values and, to illustrate the effect of the Trigger Level, a range of hypothetical intraday index values on an interim date during the term of the securities.

     These examples are based on the following hypothetical terms:

     o    Initial Index Value: 1,100
     o    Trigger Level: 770, which is 70% of the Initial Index Value
     o    Issue Price (per security): $1,000

Your payment at maturity depends on which one of the following three situations is present on the Index Valuation Date:

o Situation 1 - the Final Index Value is greater than the Initial Index Value. In this situation, you will receive $1,000 plus a supplemental redemption amount. As Example 1 illustrates, you will receive this amount even if the index value has fallen below the Trigger Level during the term of the securities.
o Situation 2 - the Final Index Value is less than or equal to the Initial Index Value, but the index value has not fallen below the Trigger Level at any time on any date during the term of the securities. In this situation, you will receive the principal amount of $1,000 per security, as illustrated by Example 2.
o Situation 3 - the Final Index Value is less than or equal to the Initial Index Value, and the index value has fallen below the Trigger Level during the term of the securities. In this situation, you could suffer a loss in principal. Example 3 and Example 4 illustrate that, if the lowest intraday index value during the term of the securities is less than the Trigger Level, you will suffer a loss in principal if the Final Index Value is less than the Initial Index Value.

                                                     Situation 1       Situation 2            Situation 3
                                                     -----------       -----------     ------------------------
                                                      Example 1         Example 2      Example 3      Example 4
                                                      ---------         ---------      ---------      ---------
     Initial Index Value                                1,100             1,100          1,100          1,100
     Lowest intraday index value on any interim          700               800            440            600
     date during the term of the securities
     Is the lowest intraday index value below the        Yes               No             Yes            Yes
     Trigger Level?
     Final Index Value                                  1,430              990            440            990
     Index Percent Change                                +30%             -10%            -60%          -10%
     Supplemental Redemption Amount                      $300             none            none          none
     Payment at maturity                                $1,300           $1,000           $400          $900

o In Example 1, because the Final Index Value has increased by 30% from the Initial Index Value, you receive $1,300 per security at maturity, representing a 30% return on principal ($1,000 plus $300 of supplemental redemption amount).

o In Example 2, because the lowest index value during the term of the securities is still greater than the Trigger Level, you receive the full principal of $1,000 per security even though the Final Index Value is 10% less than the Initial Index Value.

o In Example 3, because the Final Index Value is 60% less than the Initial Index Value and less than the Trigger Level, you receive $400 at maturity, which is $1,000 times the index performance factor of 0.4.

o In Example 4, because the Final Index Value is 10% less than the Initial Index Value and the index value has fallen below the Trigger Level during the term of the securities, you receive $900 at maturity, which is $1,000 times the index performance factor of 0.9.

                                  RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay        The terms of the securities differ from those
interest or guarantee return     of ordinary debt securities in that we will not
of principal                     pay interest on the securities or guarantee the
                                 principal amount of securities at maturity.
                                 Instead, at maturity you will receive for each $1,000 principal amount of security that you hold an amount in cash based upon the value of the S&P 500(R) Index.

                                 o If the final index value is greater than the initial index value, you will receive an amount in cash equal to $1,000 plus the supplemental redemption amount. The payment of $1,000 plus the supplemental redemption amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

                                 o If the final index value is less than or equal to the initial index value and the S&P 500 Index has not decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, you will receive the $1,000 issue price. The payment of the $1,000 issue price at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

                                 o If the final index value is less than the initial index value and the S&P 500 Index has decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, you will receive an amount in cash that is less than the $1,000 issue price of each security by an amount proportionate to the decrease in the value of the S&P 500 Index. In such case, you may suffer a loss of a significant amount of your investment in the securities.

                                 See "Hypothetical Payments on the Securities at Maturity" on PS-6 for more detail on the possible payouts on the securities at maturity.

Secondary trading may be         The securities will not be listed any
limited                          securities exchange. There may be little or no
                                 secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.

                                 MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the securities.

Market price of the securities   Several factors, many of which are beyond our
may be influenced by many        control, will influence the value of the
unpredictable factors            securities in the secondary market and the
                                 price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

                                 o   the value of the S&P 500 Index at any time

                                 o   whether or not the value of the S&P 500
                                     Index has decreased to or below the trigger level at any time on any date during the term of the securities

                                 o the volatility (frequency and magnitude of changes in value) of the S&P 500 Index

                                 o   interest and yield rates in the market

                                 o the dividend rate on the stocks underlying the S&P 500 Index

                                 o   geopolitical conditions and economic,
                                     financial, political and regulatory or
                                     judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and that may affect the final index value

                                 o   the time remaining until the securities
                                     mature

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.

                                 You cannot predict the future performance of the S&P 500 Index based on its historical performance. The value of the S&P 500 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of securities by an amount proportionate to the decrease in the value of the S&P 500 Index. In addition, there can be no assurance that the value of the S&P 500 Index will increase so that you will receive at maturity an amount in excess of the principal amount of securities.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase
price is likely to adversely     securities in secondary market transactions
affect secondary market prices   will likely be lower than the original issue
                                 price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the S&P 500       Standard & Poor's Corporation, or S&P(R), is
Index could adversely affect     responsible for calculating and maintaining the
the value of the securities      S&P 500 Index. S&P can add, delete or
                                 substitute the stocks underlying the S&P 500
                                 Index or make other methodological changes that could change the value of the S&P 500 Index.
                                 S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any of these actions could adversely affect the value of the securities.

                                 S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the securities will be an amount based on the closing prices at maturity of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other affiliates of ours are potentially
our affiliates are potentially   adverse to your interests as an investor in the
adverse to your interests        securities.

                                 As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Securities--Market Disruption Event" and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

                                 The original issue price of the securities includes the agent's commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours will
by the calculation agent and     carry out hedging activities related to the
its affiliates could             securities (and possibly to other instruments
potentially adversely affect     linked to the S&P 500 Index or its component
the value of the securities      stocks), including trading in the stocks
                                 underlying the S&P 500 Index as well as in other instruments related to the S&P 500 Index.
                                 MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500
                                 Index and other financial instruments related to the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial index value and, therefore, the value at which the S&P 500
                                 Index must close on the index valuation date before you receive a payment at maturity that exceeds the principal amount of securities.
                                 Additionally, such hedging or trading
                                 activities during the term of the securities could potentially affect the value of the S&P
                                 500 Index on any date during the term of the securities, including the index valuation date and, accordingly, the amount of cash you will receive at maturity.

Investing in the securities is   Investing in the securities is not equivalent
not equivalent to investing in   to investing in the S&P 500 Index or its
the S&P 500 Index                component stocks. As an investor in the
                                 securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Tax treatment                    You should also consider the U.S. federal
                                 income tax consequences of investing in the securities. There is no direct legal authority as to the proper tax treatment of the securities. In the opinion of our special tax counsel, an investment in a security should be treated as an "open transaction" with respect to the S&P 500 Index for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of Securities--United States Federal Income
                                 Taxation--General." Under this treatment, if you are a U.S. taxable investor, you should not be required to accrue any income during the term of a security; but you should recognize capital gain or loss at maturity or upon a sale, exchange, or other disposition of a security in an amount equal to the difference between the amount realized and your tax basis in the security. However, due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the Internal Revenue Service
                                 (the "IRS") will accept, or that a court will uphold, this characterization and treatment. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon would be significantly affected. Please read carefully the section of this pricing supplement called
                                 "Description of Securities--United States
                                 Federal Income Taxation."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                            DESCRIPTION OF SECURITIES


     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Securities" refers to each $1,000 principal amount of our Equity-Linked Securities due October 31, 2007 Based on the Value of the S&P 500(R) Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount....   $

Original Issue Date
(Settlement Date).............             , 2004

Maturity Date.................   October 31, 2007, subject to extension in
                                 accordance with the following paragraph in the event of a Market Disruption Event on the Index
                                 Valuation Date.

                                 If, due to a Market Disruption Event or
                                 otherwise, the Index Valuation Date is
                                 postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that Index Valuation Date as postponed. See "--Index Valuation Date" below.

Issue Price...................   $1,000 per Security

Denominations.................   $1,000 and integral multiples thereof

CUSIP Number..................   61746S554

Interest Rate.................   None

Specified Currency............   U.S. dollars

Payment at Maturity...........   At maturity, upon delivery of the Securities to
                                 the Trustee, we will pay with respect to the $1,000 principal amount of each Security an amount in cash that will vary based on the value of the S&P 500 Index on the Index
                                 Valuation Date as follows:

                                 o if the Final Index Value is greater than the Initial Index Value, $1,000 plus the Supplemental Redemption Amount,

                                 o if the Final Index Value is less than or equal to the Initial Index Value and the reported value of S&P 500 Index has not decreased to or below the Trigger Level at any time on any date from but excluding the Original Issue Date to and including the Index Valuation Date, $1,000, or

                                 o if the Final Index Value is less than or equal to the Initial Index Value and the reported value of the S&P 500 Index has decreased to or below the Trigger Level at any time on any date from but excluding the Original Issue Date to and including the Index Valuation Date, the $1,000 principal amount of each security times the Index Performance Factor. Because the Index Performance Factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                 (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Security or Certificated Security" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount........................   The Supplemental Redemption Amount will be
                                 equal to the product of (i) $1,000 times (ii) the Index Percent Increase; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Index
                                 Valuation Date.

Index Percent Increase........   A fraction, the numerator of which will be the
                                 Final Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value.

Initial Index Value...........              , the Index Closing Value on the day
                                 we price the Securities for initial sale to the public.

Final Index Value.............   The Index Closing Value on the Index Valuation
                                 Date.

Index Performance Factor......   A fraction, the numerator of which is the Final
                                 Index Value and the denominator of which is the Initial Index Value.

Trigger Level.................               , which is 70% of the Initial Index
                                 Value.

Index Closing Value...........   The Index Closing Value on any Trading Day will
                                 equal the closing value of the S&P 500 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P
                                 500 Index described under "--Discontinuance of the S&P 500 Index; Alteration of Method of
                                 Calculation."

Index Valuation Date..........   The Index Valuation Date will be the second
                                 scheduled Trading Day prior to the Maturity
                                 Date, subject to adjustment for Market
                                 Disruption Events as described in the following paragraph.

                                 If there is a Market Disruption Event on the scheduled Index Valuation Date or if the scheduled Index Valuation Date is not otherwise a Trading Day, the Index Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day...................   A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                 American Stock Exchange LLC (the "AMEX"), the
                                 Nasdaq National Market, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security........    Book Entry. The Securities will be issued in
                                 the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Securities.
                                 Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry securities, please read "The
                                 Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                 Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated
Note.........................    Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent.........................   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Calculation Agent.............   MS & Co. All determinations made by the
                                 Calculation Agent will be at the sole
                                 discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, whether any index value has decreased to or below the Trigger Level at any time on any date during the term of the Securities, or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500

                                 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index:

                                 (i) the occurrence or existence of a
                                 suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                 (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                 For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security (or any combination thereof) then included in the S&P 500 Index or any Successor
                                 Index.

Alternate Exchange Calculation
  in Case of an Event of
  Default....................    In case an event of default with respect to the
                                 Securities shall have occurred and be
                                 continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index
                                 Closing Value as of the date of acceleration as the Final Index Value.

                                 If the maturity of the Securities is
                                 accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The S&P 500 Index.............   We have derived all information contained in
                                 this pricing supplement regarding the S&P 500
                                 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P.
                                 The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.



                                                                                             Divisor
                                     Type of Corporate                                      Adjustment
                                          Action                 Adjustment Factor           Required
                                     -----------------       -----------------------       ------------
                                    Stock split              Shares Outstanding             No
                                       (i.e., 2-for-1)       multiplied by 2;  Stock
                                                             Price divided by 2

                                    Share issuance           Shares Outstanding plus        Yes
                                       (i.e., change>= 5%)   newly issued Shares

                                    Share repurchase         Shares Outstanding minus       Yes
                                       (i.e., change>= 5%)   Repurchased Shares

                                    Special cash dividends   Share Price minus Special      Yes
                                                             Dividend

                                    Company Change           Add new company Market Value   Yes
                                                             minus old company Market
                                                             Value

                                    Rights Offering          Price of parent company minus  Yes

                                                                    Price of Rights
                                                                    ---------------
                                                                      Right Ratio
                                    Spin-Off                 Price of parent company minus  Yes
                                                                 Price of Spinoff Co.
                                                                 --------------------
                                                                 Share Exchange Ratio

                                 Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                 Post-Event Aggregate Market Value
                                 ---------------------------------  =  Pre-Event Index Value
                                            New Divisor

                                                                 Post-Event Market Value
                                         New Divisor       =     -----------------------
                                                                  Pre-Event Index Value


                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P 500
  Index; Alteration of Method
  of Calculation.............    If S&P discontinues publication of the S&P 500
                                 Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the Relevant Exchange or market for the Successor Index on the date that any Index
                                 Closing Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the Index Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the intraday index values and the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Securities.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value and the Initial Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........   The following table sets forth the published
                                 high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the S&P
                                 500 Index for each quarter in the period from January 1, 1999 through July 12, 2004. The
                                 Index Closing Value on July 12, 2004 was
                                 1,114.35. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500 Index on the Index
                                 Valuation Date. We cannot give you any
                                 assurance that the value of the S&P 500 Index on the Index Valuation Date will be higher than the Initial Index Value so that you will receive a payment in excess of the $1,000 principal amount of Securities. Because your return is linked to the level of the S&P 500
                                 Index at maturity, there is no guaranteed return of principal.


                                                            High        Low        Period End
                                                           --------    --------    ----------
                                 1999
                                 First Quarter..........   1,316.55    1,212.19     1,286.37
                                 Second Quarter.........   1,372.71    1,281.41     1,372.71
                                 Third Quarter..........   1,418.78    1,268.37     1,282.71
                                 Fourth Quarter.........   1,469.25    1,247.41     1,469.25

                                                            High        Low        Period End
                                                           --------    --------    ----------
                                 2000
                                 First Quarter..........   1,527.46    1,333.36     1,498.58
                                 Second Quarter.........   1,516.35    1,356.56     1,454.60
                                 Third Quarter..........   1,520.77    1,419.89     1,436.51
                                 Fourth Quarter.........   1,436.28    1,264.74     1,320.28
                                 2001
                                 First Quarter..........   1,373.73    1,117.58     1,160.33
                                 Second Quarter.........   1,312.83    1,103.25     1,224.42
                                 Third Quarter..........   1,236.72      965.80     1,040.94
                                 Fourth Quarter.........   1,170.35    1,038.55     1,148.08

                                 2002
                                 First Quarter..........   1,172.51    1,080.17     1,147.39
                                 Second Quarter.........   1,146.54      973.53       989.82
                                 Third Quarter..........     989.03      797.70       815.28
                                 Fourth Quarter.........     938.87      776.76       879.82
                                 2003
                                 First Quarter..........     931.66      800.73       848.18
                                 Second Quarter.........   1,011.66      858.48       974.50
                                 Third Quarter..........   1,039.58      965.46       995.97
                                 Fourth Quarter.........   1,111.92    1,018.22     1,111.92
                                 2004
                                 First Quarter..........   1,157.76    1,091.33     1,126.21
                                 Second Quarter            1,150.57    1,084.10     1,140.84
                                 Third Quarter (through
                                   July 12, 2004).......   1,128.94    1,109.11     1,114.35

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Securities will be used for general
                                 corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the day we price the Securities for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts on the S&P 500 Index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the S&P 500 Index, and therefore effectively increase the level at which the S&P 500 Index must close before you would receive at maturity a payment that exceeds the principal amount of Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such Securities or instruments on the Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information
  Concerning Plan of
Distribution..................   Under the terms and subject to the conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement under
                                 "Plan of Distribution," the Agent, acting as
                                 principal for its own account, has agreed to
                                 purchase, and we have agreed to sell, the
                                 principal amount of Securities set forth on the
                                 cover of this pricing supplement. The Agent
                                 proposes initially to offer the Securities
                                 directly to the public at the public offering
                                 price set forth on the cover page of this
                                 pricing supplement. The Agent may allow a
                                 concession not in excess of 1.5% of the
                                 principal amount of Securities to other
                                 dealers, which may include Morgan Stanley & Co.
                                 International Limited and Bank Morgan Stanley
                                 AG. We expect to deliver the Securities against
                                 payment therefor in New York, New York on     ,
                                 2004. After the initial offering of the
                                 Securities, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the S&P 500 Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the S&P 500 Index it does not own, creating a naked short position in the Securities or the individual stocks underlying the S&P 500 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the Securities or the individual stocks underlying the S&P 500 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities or the individual stocks underlying the S&P 500 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or the individual stocks underlying the S&P 500 Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it
                                 (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The Securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the Securities has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The Securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies

                                 Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                 Mexico

                                 The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may not be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Securities to the public in Singapore.

License Agreement between S&P
  & and Morgan Stanley........   S&P and Morgan Stanley have entered into a
                                 non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P
                                 500 Index, which is owned and published by S&P, in connection with securities, including the Securities.

                                 The license agreement between S&P and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Securities. S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's(R)," "S&P(R)," "S&P 500(R),"
                                 "Standard & Poor's 500" and "500" are
                                 trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension
  Plans and Insurance
  Companies...................   Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many

                                 Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Securities are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Securities will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Securities.

                                 Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
  Taxation...................    The following summary is based on the opinion
                                 of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Securities that (i) purchase the Securities at the Issue Price and
                                 (ii) will hold the Securities as capital assets within the meaning of Section 1221 of the Code.
                                 Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.
                                 This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of the investor's particular circumstances or to investors that are subject to special rules, such as:

                                 o   tax-exempt organizations;
                                 o   certain financial institutions;
                                 o   dealers and certain traders in options,
                                     securities or foreign currencies;
                                 o persons who hold a Security as part of a hedging transaction, straddle, conversion or other integrated transaction;
                                 o   U.S. Holders, as defined below, whose
                                     functional currency is not the U.S. dollar;
                                 o partnerships or other entities classified as partnerships;
                                 o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                 o Non-U.S. Holders for whom income or gain in respect of a Security is effectively connected with a trade or business in the United States; and
                                 o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                 If you are considering purchasing the
                                 Securities, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under U.S. federal estate tax law or the laws of any state, local or foreign taxing jurisdiction.

                                 General

                                 In the opinion of Davis Polk & Wardwell, which is based on a representation received from us as to the existence of a substantial risk that an initial investor will lose a significant amount of its investment, the purchase and ownership of a Security should be treated as an "open transaction" with respect to the S&P 500 Index for U.S. federal income tax purposes. While other characterizations of the Securities could be asserted by the Internal Revenue Service (the "IRS"), as discussed below, the following discussion assumes that this characterization of the Securities will be respected.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Securities. As used herein, the term "U.S. Holder" means a beneficial owner of a Security that is for U.S. federal income tax purposes:

                                 o   a citizen or resident of the United States;
                                 o a corporation created or organized under the laws of the United States or any political subdivision thereof; or
                                 o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                 Tax Treatment of the Securities

                                 Assuming the characterization of the Securities as set forth above, Davis Polk & Wardwell believes that the following U.S. federal income tax consequences should result.

                                 Tax Basis. A U.S. Holder's tax basis in a security will equal the amount paid by the U.S. Holder to acquire the security.

                                 Settlement of a Security at Maturity. Upon receipt of cash at maturity, a U.S. Holder will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the Security.

                                 Sale, Exchange, Redemption or Other Disposition of a Security. Upon a sale, exchange, redemption or other disposition of a Security prior to its maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition and the U.S. Holder's tax basis in the Security sold, exchanged, redeemed or otherwise disposed. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Security for more than one year at the time of disposition.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the Securities

                                 Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                 If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, redemption or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                 Even if the Contingent Payment Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible which, if applied, could also affect the timing and character of the income or loss with respect to the Securities. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

                                 Backup Withholding and Information Reporting

                                 A U.S. Holder of the Securities may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder may be subject to information reporting in respect of the amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or otherwise complies with the applicable requirements of the information reporting rules.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Security that is for U.S. federal income tax purposes:


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                                 o   a nonresident alien individual;
                                 o   a foreign corporation; or
                                 o   a foreign trust or estate.

                                 A Non-U.S. Holder of a Security generally will not be subject to U.S. federal income, withholding or backup withholding tax, provided that the Non-U.S. Holder complies with certain certification procedures establishing that it is not a United States person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a United States person) or otherwise establishes an exemption. Information returns may be filed with the IRS in connection with the payments on the Securities at maturity as well as in connection with the proceeds from a sale, exchange, redemption or other disposition.

                                 If the Securities were recharacterized as debt instruments, any interest treated as paid to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that the certification requirements described above were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in Section 881(c)(3)(A) of the Code.




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